Exhibit 99.2
Employee Frequently Asked Questions & Answers About the Stock Split
All of the following information is qualified in its entirety by the information in our preliminary proxy statement, which has been filed with the SEC.
Question 1. What is a stock split, and what is the record date for the Intuitive stock split?
In a 3-for-1 stock split, each stockholder receives 2 additional shares for each 1 share that he or she holds as of a certain date, known as the “record date.” As a result, the number of issued shares is multiplied by 3.
If the Amendment to the Amended and Restated Certificate of Incorporation effecting the stock split is approved by stockholders, we currently anticipate that the record date of the stock split will be September 27, 2021, and each stockholder of record at the close of business on September 27, 2021 will become the owner of 2 additional shares of common stock for each 1 share of common stock then owned of record by such stockholder. The price per share is divided by 3, resulting in no change to the value held by stockholders.
Question 2. Why did Intuitive’s Board of Directors authorize a stock split?
The Board of Directors believes that the stock split would increase our ability to more accurately compensate our employees, make our shares more affordable and attractive to a broader group of potential investors, and increase liquidity in the trading of our common stock.
Question 3. Does this action signal incremental management confidence regarding future business performance?
This stock split should not be interpreted as a signal of incremental confidence in our future financial results.
Question 4. What is the distribution date?
The distribution date for the additional shares is currently anticipated to be October 4, 2021. If shares are registered in your name as of the market close on the record date, you will be entitled to receive shares pursuant to the split unless you sell the shares before the distribution date (see also Questions 6 and 7 below).
Question 5. When will the stock begin trading at its post-split price on NASDAQ?
ISRG stock is currently anticipated to begin trading at the post-split price on October 5, 2021.
Question 6. What happens if I sell some of my shares before the record date?
If you sell your shares before the record date (currently anticipated to be September 27, 2021), you will not be entitled to receive the additional split shares.
Question 7. What happens if I sell some of my shares between the record date and the distribution date?
If you sell your shares between the record date and the distribution date, you will not be entitled to receive the additional split shares.
Question 8. Will the stock split affect my outstanding stock options, restricted stock units (RSUs) and the Company’s equity compensation plans?
Yes, proportionate adjustments will be made to all of the above. The number of shares of common stock subject outstanding stock options and RSUs as of the record date will be multiplied by 3 and the exercise price of outstanding stock options as of the record date will be divided by 3.
Question 9. Will my option or RSU vesting schedule change?
No, your vesting schedule will stay the same.
Question 10. Will the shares I receive from the stock split result in taxable income?
For U.S. taxpayers, the stock split should not be taxable for federal income tax purposes, but you should discuss the stock split with your accountant or tax advisor if you have questions about your particular tax situation. For non-U.S. taxpayers, please consult with your accountant or tax advisor as tax treatment may vary by jurisdiction.
Additional Information and Where to Find It
This document may be deemed to be solicitation material with respect to the solicitation of proxies from our stockholders for our Special Meeting of Stockholders scheduled to be held on September 20, 2021. We intend to file with the U.S. Securities and Exchange Commission (the “SEC”) and distribute to our stockholders of record on August 18, 2021, a proxy statement containing important information about a proposal to approve an Amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 300 million shares to 600 million shares for the purpose of, among other things, effecting a proposed three-for-one stock split of the common stock (the “Proposal”). BEFORE MAKING ANY VOTING DECISION, OUR STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING OF STOCKHOLDERS, INCLUDING THE PROPOSAL.
Investors will be able to obtain the proxy statement and other relevant materials, when available, free of charge at the SEC’s website (www.sec.gov). In addition, documents filed with the SEC by us, including the proxy statement when available, will be available free of charge from us at our website at www.intuitive.com or by calling our proxy solicitor Alliance Advisors, LLC at (866) 620-4282.
Participants in the Solicitation
We, our directors, nominees, and executive officers, and Alliance Advisors, LLC, our proxy solicitor, may be deemed to be participants in the solicitation of proxies from our stockholders with respect to the matters to be considered at the Special Meeting of Stockholders, including the Proposal. Information regarding the names, affiliations, and direct or indirect interests (by security holdings or otherwise) of these persons will be described in the proxy statement to be filed with the SEC.